Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘Experts’ in the Registration Statement (Form S-8) and related reoffer prospectus of Wejo Group Limited for the registration of common shares and to the incorporation by reference therein of our report dated March 31, 2022, with respect to the consolidated financial statements of Wejo Group Limited, included in its Amendment No. 1 to the Comprehensive Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Manchester, United Kingdom

April 20, 2022